Exhibit 10.48

                                                       ThermoRetec Corporation
                                                  9 Damonmill Square. Suite 3A
                                                        Concord, MA 01742-2851


January 31, 2000

Jeff Powell
1 Walnut Street
Acton, MA 01720




Dear Jeff:


Thermo Electron Corporation announced today a reorganization of the parent company, in which certain company assets, including those of ThermoRetec, will be sold. This announcement represents both a challenge and an opportunity for us as ThermoRetec employees. Since your past contributions have been integral to the success of our own company, I believe your continued involvement with ThermoRetec will be necessary to facilitate the sale of our business and to assure a smooth transition for a potential buyer or buyers.

Retention and Transaction Bonuses

Accordingly, in order to provide an incentive for you to remain with ThermoRetec through the completion of the sale of three of the ThermoRetec Business Units (as defined below), we will pay you both a retention bonus ("Retention Bonus") and a transaction bonus ("Transaction Bonus").

The Retention Bonus will be payable to you upon the sale of the three ThermoRetec Business Units for which you have direct or indirect management responsibility and shall be equal to 100% of your base salary as of the end of calendar 1999, that is, $150,000.

This Retention Bonus will be paid to you in one lump sum on or before 30 days following the sale of all of the ThermoRetec Business Units listed in the table below. In addition to the Retention Bonus, we agree to pay you an additional Transaction Bonus in recognition of your efforts to maximize the price ThermoRetec receives for selling the three Business Units listed below.

The following table describes the Transaction Bonus you will be eligible to receive if the combined sales price for the ThermoRetec Business Units listed below is equal to or greater than the combined Threshold Price for these Business Units. Sales price shall be the stated purchase price after required adjustments in the respective purchase and sale agreements (for example, adjustments to the closing balance sheet). The bonus amount will be based on the combined threshold price and incentive amounts for the three businesses.



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Jeff Powell
January 31, 2000
Page 2


         Business               Incentive Amount           Threshold Price
ThermoRetec Nuclear Services       $28,000                  $17,000,000
ThermoRetec Soil Recycling         $25,000                  $15,000,000
ThermoRetec Fluids Recycling       $22,000                  $13,000,000
Combined Business Units            $75,000                  $45,000,000


Additionally, if the sales price of the combined business units exceeds the combined Threshold Price listed above, you will be paid 1.0 % of the difference between the actual sales price and this Threshold Price. Example: If these ThermoRetec Business Units were sold for $50,000,000 your total incentive for achieving that sales price would be $125,000. This includes $75,000 for achieving the $45,000,000 combined sales price and an additional $50,000 for the $5,000,000 over the $45,000,000 target price ($5,000,000 x .01 = $50,000). The
Transaction Bonus will be paid to you on or before 30 days following the sale of the three business units with which you are involved.

Terms of Agreement

1. ThermoRetec agrees to continue to employ you on the same terms and with the same benefits as you currently enjoy, as an employee-at-will. In return, you agree to remain in such employ and to continue to devote your full time and best efforts to ThermoRetec as an employee-at-will until the closing date of the sale of the ThermoRetec Business Units with which you are involved.

2. You understand that ThermoRetec retains the right to terminate your services without "cause" (as defined below), and you retain the right to terminate your services from ThermoRetec at any time. If ThermoRetec terminates you for its convenience and without cause, you will be paid your full and unreduced Retention Bonus in accordance with the terms of this letter, even if no sale has taken place. If you terminate your employment prior to the sale closing date, or ThermoRetec terminates your employment for cause , you will forfeit any and all payments that you would be entitled to under this agreement.

3. For the purposes of this agreement, "cause" shall be determined by ThermoRetec in the exercise of good faith and reasonable judgement and will include any breach of this agreement by you or any act by you of gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties


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Jeff Powell
January 31, 2000
Page 3


     reasonably required of you pursuant to this agreement, engaging in activities that are competitive with ThermoRetec's business or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

4. For purposes of this agreement we agree that your ThermoRetec Business Units will be considered sold when any person or entity (other than another Thermo Electron business unit) purchases substantially all of the assets or shares of those Business Units. Accordingly, neither a Retention nor a Transaction Bonus will be paid to you if you participate as a prospective owner in a management buy-out of these or any other ThermoRetec Business Units. The ThermoRetec Business Units are: ThermoRetec Consulting & Engineering, ThermoRetec Nuclear Services, ThermoRetec Soil Recycling, and ThermoRetec Fluids Recycling.

5. You understand that all payments made under this agreement are subject to appropriate federal, state, city or other tax withholding requirements. In exchange for our covenants to you under this agreement, you hereby release ThermoRetec and its parent, subsidiaries and affiliates, and each of their respective agents, employees, directors, and officers, (hereafter, the "Releasees") of and from any and all costs, liabilities, losses, expenses, and compensation, (hereafter, "Claims"), which you had, have or may hereafter have or assert against the Releasees for any wrongful termination of employment, including termination based on age, sex, race, disability or other discrimination under the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act of 1967, or other federal, state, or local laws prohibiting such discrimination, or under federal, state, or local employment laws, provided, however, that this release shall not apply to any claims other than for wrongful termination that you may have against ThermoRetec, including claims under this letter agreement.

6. You acknowledge that this agreement supersedes any prior agreements or understandings, whether oral or written, between you and ThermoRetec pertaining to any incentive payments being offered to employees of businesses being sold in connection with the reorganization, and that this agreement constitutes the entire agreement between us.

The next few months are apt to be both stressful and challenging for all of us. I'm hopeful this agreement will provide you some personal security regarding the inevitable changes ahead. I know that I will need your help and understanding in the next few months, as well as your continued assistance and support. You have my personal pledge that I will do my best to help you and our people emerge from this experience with pride, with our dignity intact, and with a bright


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Jeff Powell
January 31, 2000
Page 4


future. If you have any questions regarding any of the terms of this agreement, please do not hesitate to contact me.

Once you have read and understood the terms of this agreement, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records, and return the original document to me no later than February 11, 2000.


                                   Sincerely yours,


                                   /s/ Robert W. Dunlap
                                   ---------------------------------------------
                                   Robert W. Dunlap, President & CEO
                                   ThermoRetec Corporation



Accepted and agreed:



/s/ Jeffrey L. Powell                     February 7, 2000
----------------------------------        --------------------------------------
NAME                                      Date

                   Release of Claims and Signature of Acceptance

In exchange for the Enhanced Severance Program offered to me by ThermoRetec Corporation in this Agreement dated April 10, 2000 (the "Agreement"), I hereby release ThermoRetec Corporation and Thermo Electron Corporation, their subsidiaries and affiliates (collectively the "Corporation") and its officers, directors, employees and legal predecessors from all claims, liabilities and causes of action, whether known or unknown, which I have, may have, or claim to have against the Corporation based upon or arising out of my employment with the Corporation, other than claims arising out of the Agreement. I hereby agree not to file any lawsuit to assert such claims, which include, but are not limited to any claims for breach of contract, wrongful termination, or age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, or any other federal, state, or local laws prohibiting such discrimination. As used herein, the Corporation includes any and all parents, divisions or subsidiaries of the Corporation.

I understand that I have been advised to seek the advice of an attorney, if I so choose, prior to signing this release and that I am giving up any legal claims I have against the Corporation by signing this release. I further understand that I may have 21 days to consider this agreement, that I may revoke it at any time during the 7 days after I sign it, and that it shall not become effective until that 7-day revocation period has passed. I fully understand my right to take 21 days to consider signing this release and, after having sufficient time to consider my options, I hereby waive my right to take the full 21 day period. I acknowledge that I am signing this release knowingly, willingly and voluntarily in exchange for the additional severance payment described in the Agreement.

I acknowledge that I have carefully read and fully understand this Release of All Claims and I have not relied on any statement, written or oral, which is not set out in this document.


/s/ Robert W. Dunlap                       /s/ Jeffrey L. Powell
-------------------------------------      -------------------------------------
Robert W. Dunlap                           Jeffrey L. Powell


                                           April 12, 2000
                                           -------------------------------------
                                           Date



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                                                       ThermoRetec Corporation
                                                  9 Damonmill Square, Suite 3A
                                                        Concord. MA 01742-2851

April 10, 2000

Jeffrey L. Powell
1 Walnut Street
Acton, MA 01720



Dear Jeff:

This letter confirms our discussion and outlines the Enhanced Severance Program which shall be offered to you in the event that your employment is terminated without "Cause" (as defined below) or as a result of "Change in Control" (as defined below) of ThermoRetec Corporation ("Retec"). The availability of the Enhanced Severance Program, upon an employee's separation, is conditioned upon and will require the execution of a release of claims (a sample of which is attached to this letter). If you do not execute the release of claims, you will only be eligible to receive the Retention Bonus and Transaction Bonus previously negotiated.

If you accept employment comparable to your present position with another entity that is a subsidiary or affiliate of Thermo Electron Corporation, you will not be eligible for the Enhanced Severance Program. Also, if you participate as an equity owner in a management buyout of Retec or any Retec subsidiary you will not be eligible for the Enhanced Severance Program.

In order to maintain eligibility for any of the below outlined benefits, Retec requires that you remain a regular active employee of Retec unless your employment is terminated without Cause or as a result of a Change in Control of ThermoRetec Corporation.

For purposes of the Agreement, "Cause" shall be determined by Retec in the exercise of good faith and reasonable judgement. "Cause" will include but not be limited to breach of this Agreement by you, any act by you of gross personal misconduct, gross insubordination, material misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you pursuant to your employment, engaging in activities that are competitive with Retec's business or any conduct which is in willful violation of any applicable law or regulation pertaining to Retec's business.

"Change in Control" shall mean the merger, consolidation, reorganization liquidation, dissolution, or similar transaction entered into by Retec (except with Thermo Electron Corporation or an affiliate thereof), the sale or disposition of 50% or more of the existing assets of RETEC in one or a series of transactions, or the change in ownership of 50% or more of the beneficial ownership of the outstanding shares of common stock of RETEC.

If (i) you are terminated without cause or (ii) if as a result of such Change in Control you are terminated and not offered a position by Retec or a successor entity with comparable salary, compensation, bonus and benefits, or if your principal work location is moved by more than 50 miles, you will be eligible for the Enhanced Severance Program. However, if as a result of a Change in Control you are offered by Retec or a successor entity a position with comparable

Jeffrey L. Powell                                                   ThermoRetec
April 10, 2000


salary, compensation, bonus and benefits and your principal work location is not moved by more than 50 miles, you will not be eligible for the Enhanced Severance Program.

Salary Continuation

Beginning the day following your termination date, you shall be placed on salary continuation through the regular payroll system, at your regular biweekly salary for a period of 52 weeks.

Vacation

Accrued but unused vacation will be paid to you with the first check covering the salary continuation period. Vacation payments will be calculated using your regular biweekly base compensation. You will not accrue additional vacation credit beyond your termination date.

Medical, Dental, and Life Insurance

Through the end of your salary continuation period, you may continue to participate in any medical, dental and/or life insurance programs in which you are currently enrolled, provided that you pay the regular employee portion of these benefits where applicable. Once medical and dental coverage ceases, you will be notified of your eligibility to continue medical and dental coverage under the provisions of COBRA.

STD and LTD

Both short-term and long-term disability coverage will cease as of your last day of active employment.

Employee Assistance Program

This program will continue to be available to you and your dependents through the end of your salary continuation period.

Employee Stock Purchase Plan

You will continue to be eligible for participation under the normal plan rules through the end of your salary continuation period.

401K Plan


You will continue to be eligible for participation under the normal plan rules through the end of your salary continuation period.

Jeffrey L. Powell                                                   ThermoRetec
April 10, 2000

Outplacement Program

The company will arrange, at no cost to you, outplacement counseling services through Keystone Associates. Keystone will coordinate the delivery of these services at their offices in Burlington, Massachusetts. You shall be eligible to begin receiving these services immediately upon termination, or you may schedule the start of this program anytime within 90 days after the date of your termination. The major elements of this comprehensive program include:

-     Counseling
      -     Resume development
      -     Research skills
      -     Self assessment and job targeting
      -     Effective correspondences
      -     Networking and other search techniques
      -     Interview training

-     Administrative Support
      -     Office space and private telephone line with voice mail
      -     Research assistance
      -     Reference library

The outplacement services described above will be available for a period of four months, renewable (should you need additional services) for an additional period of four months.

I am hopeful these benefits, should you qualify for them, will be helpful to you in establishing new career directions after your long and fruitful career with Retec and Thermo Electron. Thank you for all your efforts over many years of employment with our corporation.

Sincerely yours,


/s/ Robert W. Dunlap
----------------------------------------
Robert W. Dunlap
President
ThermoRetec Corporation